EXHIBIT 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Increases Quarterly Dividend to $0.05 Per Share

Linthicum Heights, Maryland, August 9, 2005 – The Board of Directors of Foundation Coal Holdings, Inc. (NYSE:FCL) today declared a quarterly dividend of $0.05 per share on the company’s common stock, a 25 percent increase over the company’s prior quarterly dividend. The dividend is payable on September 30, 2005 to shareholders of record on September 14, 2005.

According to James F. Roberts, Foundation president and chief executive officer, “By increasing the quarterly dividend the Board affirms its confidence in Foundation’s business plan for the future and the company’s ability to further increase shareholder value.”

Foundation’s Board of Directors and management will continue to evaluate the corporate dividend policy in consideration of the company’s performance, outlook, and alternative investment and debt repayment options.

Foundation Coal Holdings, Inc. is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,700 people and produces approximately 65 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

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